UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )
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Filed by a Party other than the Registrant [   ]

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[   ]           Preliminary Proxy Statement
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[   ]           Definitive Proxy Statement
[   ]           Definitive Additional Materials
[X ]           Soliciting Material Pursuant to §240.14a-12

The Commerce Group, Inc.

(Name of Registrant as Specified in Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 2, 2007, Gerald Fels, President, Chief Executive Officer and Chairman of the Board of The Commerce Group, Inc. (the “Company”) issued a letter to employees of the Company concerning the merger of the Company with MAPFRE S.A.. The text of the memo is as follows:

Dear Fellow Employees,

We are very excited about the future for Commerce as a member of The MAPFRE Group, but we realize that you have many questions.  Please continue to take advantage of the new Hot Line established by the Human Resources Department as a mechanism to send us your questions, and rest assured that we will do the best that we can to keep you updated with current information.  In that spirit, I would like to take this opportunity to address personally one question that has been posed by many of you: Why did the Commerce Board of Directors look to sell the Company now and is this related to managed competition?

The question is understandable, so I want to make sure there are no misconceptions.  Let me assure you that the Commerce Board of Directors was not looking to sell the Company.  We have always believed, and continue to believe that our future is brighter than ever, thanks in large part to our tremendous employees.  We are very confident that we can compete successfully in a competitive market. But, as our founder Arthur J. Remillard, Jr. often noted, "We are a publicly traded company, so if someone wants to make a reasonable offer to buy Commerce, our Board of Directors owes a duty to our shareholders, including our employee shareholders, to consider that offer seriously."  It should not surprise anyone to hear that Arthur had tremendous foresight, because that is precisely what happened with The MAPFRE Group.

Last spring I was contacted by MAPFRE representatives, who informed me that MAPFRE had been searching for some time to buy a property and casualty insurer in the United States to serve as its platform for nationwide growth, and that MAPFRE had narrowed its search to Commerce.  Several months later, in June 2007, MAPFRE arranged for us to meet preliminarily with several of its officers to get acquainted.  They presented us with an overview of MAPFRE and asked if we would be interested in entering into discussions about possibly joining the MAPFRE Group.  Months of preliminary discussions and meetings ensued, during which MAPFRE took a long, close look at our Company and studied the way that we do business, and our Board of Directors considered the prospect of a combination with MAPFRE.  While much transpired during this process of "due diligence," including the announcement in July that the Massachusetts market will be moving to "managed competition," MAPFRE continued to pursue negotiations with us.  This thorough process culminated in the merger agreement that we signed with MAPFRE on October 30.

 I am hopeful that this brief description has answered at least some of your initial questions about what led to the Board’s decision to sell the company.  The Company’s senior management and I look forward to working with you and MAPFRE to achieve a successful conclusion to this exciting transaction.

Thank you.

Gerald Fels

Additional Information and Where to Find It
In connection with the proposed MAPFRE merger, the Company will file a proxy statement and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMMERCE GROUP, INC. AND THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about the Company on the SEC's website at http://www.sec.gov. Free copies of the Company's SEC filings are also available from The Commerce Group, Inc., 211 Main Street, Webster, Massachusetts, 01570 Attention: Investor Relations.

Participants in the Solicitation
The Company, MAPFRE and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company's shareholders with respect to the proposed MAPFRE merger. Information regarding the executive officers and directors of the Company is set forth in its definitive proxy statement for its 2007 annual meeting filed with the SEC on April 17, 2007. Information about MAPFRE's directors and executive officers is available from its 2006 Annual Report, which can be obtained for free from its website at www.mapfre.com and will also be available in a Schedule 13D to be filed by MAPFRE S.A. with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger.